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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
HISPANIC BROADCASTING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HISPANIC BROADCASTING CORPORATION
3102 Oak Lawn, Suite 215
Dallas, Texas 75219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2002

To the Stockholders:

        The Annual Meeting of the Stockholders (the "Annual Meeting") of HISPANIC BROADCASTING CORPORATION (the "Company") will be held at the Metropolitan Club, One East Sixtieth Street, New York, New York, 10022-1054, on June 4, 2002 at 3:00 p.m. local time, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

(1)
To elect five members to the Board of Directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall be elected and qualify.

(2)
To approve an amendment to the Company's 1997 Employee Stock Purchase Plan.

(3)
To ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2002.

(4)
To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on April 22, 2002, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

        All stockholders are invited to attend the Annual Meeting in person.

                      By Order of the Board of Directors

                      David Gerow
                       Secretary

Dallas, Texas
April 29, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

HISPANIC BROADCASTING CORPORATION
3102 Oak Lawn, Suite 215
Dallas, Texas 75219
(214) 525-7700

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Hispanic Broadcasting Corporation (the "Company") in connection with the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held on June 4, 2002, at the Metropolitan Club, One East Sixtieth Street, New York, New York, 10022-1054, at 3:00 p.m. local time. This Proxy Statement and the associated Proxy are first being sent or given to stockholders on or about April 29, 2002.

        Stockholders are requested to complete, date, and sign the accompanying proxy card, and return it promptly to the Company. Any proxy given may be revoked by a stockholder at any time before it is voted at the Annual Meeting or any adjournments thereof by filing with the Secretary of the Company a notice in writing revoking the proxy, or by duly executing and submitting a proxy card bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote such shares in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specification on the proxy card. If no specification is made, proxies will be voted in favor of the proposals therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company.

        Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e.: shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to ratify the selection of KPMG LLP will have no effect on the vote for such proposals except to the extent the number of abstentions causes the number of shares voted in favor of the proposal not to equal or exceed the minimum number of shares necessary to approve such proposals (in which case the proposal would not be adopted).

        Certain stockholders may have the opportunity to vote via the Internet by utilizing a program provided through ADP Investor Communication Services. Votes submitted electronically via the Internet through this program must be received by 4:00 p.m., New York time, on June 3, 2002. The giving of such a proxy will not affect the right to vote in person, should the stockholder decide to attend the Annual Meeting. The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholder instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

        The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph but will not be separately compensated for such solicitation services.

STOCKHOLDERS' VOTING RIGHTS

        Each share of the Company's Class A Common Stock, $.001 par value ("Class A Common Stock"), outstanding at the close of business on April 22, 2002, (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Class A Common Stock is entitled to one vote. There were 80,395,304 shares of Class A Common Stock outstanding on the Record Date. The Company also has 28,312,940 shares of Class B Common Stock, $.001 par value ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") outstanding. All of the outstanding shares of Class B Common Stock are currently held by Clear Channel Communications, Inc. ("Clear Channel") and its affiliates. Holders of Class B Common Stock do not have voting rights except as provided in the Company's Second Amended and Restated Certificate of Incorporation. As long as Clear Channel and its affiliates own at least 20% of the then outstanding Common Stock, neither the Company nor any of its subsidiaries may, without the affirmative vote or consent of the holders of a majority of the Class B Common Stock voting as a single class, (i) effect the sale, lease or other transfer of all or substantially all of the Company's assets, or any merger or consolidation involving the Company where the stockholders of the Company immediately prior to such transaction would not own at least 50% of the capital stock of the surviving entity, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Company; (ii) authorize, issue or obligate itself to issue any shares of Preferred Stock; (iii) make or permit any amendment to the Company's certificate of incorporation that adversely affects the rights of the holders of the Class B Common Stock; (iv) declare or pay any non-cash dividends on or make any other non-cash distribution on the Company's Common Stock; or (v) make or permit any amendment or modification to the Company's certificate of incorporation concerning the Company's capital stock. Shares of Class B Common Stock will be entitled to one vote per share on all such matters submitted for a vote or consent to the holders thereof. In addition, shares of Class B Common Stock are convertible into shares of Class A Common Stock at the holder's option, subject to the receipt of applicable regulatory approvals, including compliance with the FCC's multiple ownership rules. The voting rights and conversion privileges of the Class B Common Stock as described herein may have the effect of delaying or preventing the acquisition of control of the Company by means of a tender offer, proxy fight, open market purchases or otherwise. See "Security Ownership of Certain Beneficial Owners and Management."

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

        With respect to election of directors, the five candidates receiving the highest number of votes from holders of Class A Common Stock will be elected. The appointment of KPMG LLP requires the affirmative vote of stockholders holding a majority of the shares of Class A Common Stock represented and voting at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Class A Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each director of the Company, (iii) the chief executive officer and each other current executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group:

Name	Amount and Nature of Beneficial Ownership of Class A Common Stock		Percent of Class
McHenry T. Tichenor, Jr.	13,039,935	(1)	16.2%
McHenry T. Tichenor.	12,751,442	(2)	15.9
Warren W. Tichenor	12,858,489	(3)	16.0
Putnam Investments, LLC(4)	7,444,150		9.3
AIM Management Group Inc.(5)	4,749,896		5.9
Franklin Resources, Inc.(6)	5,726,816		7.1
Robert W. Hughes	41,000	(7)	*
James M. Raines	24,000	(8)	*
Ernesto Cruz	41,000	(9)	*
Jeffrey T. Hinson	459,076	(10)	*
Gary B. Stone	290,488	(11)	*
All Directors and Executive Officers as a Group (7 persons)	13,906,870		17.3

*Indicates less than 1.0%.

(1)
Includes 3,286,152 shares (including 210,334 vested but unexercised stock options for shares of Class A Common Stock) held by McHenry T. Tichenor, Jr. and 9,753,783 shares held by McHenry T. Tichenor Jr.'s family, with respect to which McHenry T. Tichenor, Jr. shares voting control pursuant to a voting agreement among certain members of the Tichenor family (the "Tichenor Voting Agreement").
(2)
Includes 149,936 shares (including 9,935 vested but unexercised stock options for shares of Class A Common Stock) held by McHenry T. Tichenor and 12,601,506 shares held by McHenry T. Tichenor's family, with respect to which McHenry T. Tichenor shares voting control pursuant to the Tichenor Voting Agreement.
(3)
Includes 4,477,054 shares held by Warren W. Tichenor and 8,381,435 shares held by Warren W. Tichenor's family, with respect to which Warren W. Tichenor shares voting control pursuant to the Tichenor Voting Agreement. Includes 12,000 shares owned by the reporting person's spouse and the reporting person disclaims beneficial ownership of these shares. Warren W. Tichenor's mailing address is 45 N.E. Loop 410, Suite 655, San Antonio, Texas 78216.
(4)
Address: One Post Office Square, Boston, Massachusetts 02109.
(5)
Address: 11 Greenway Plaza, Suite 100, Houston, Texas 77046.
(6)
Address: 777 Mariners Island Boulevard, 6th floor, San Mateo, California 94404.
(7)
Includes 37,000 vested but unexercised stock options for shares of Class A Common Stock.
(8)
Includes 23,000 vested but unexercised stock options for shares of Class A Common Stock.
(9)
Includes 4,000 shares owned by the reporting person's spouse and children (the reporting person disclaims beneficial ownership of these shares) and 37,000 vested but unexercised stock options for shares of Class A Common Stock.
(10)
Includes 165,332 vested but unexercised stock options for shares of Class A Common Stock.
(11)
Includes 91,760 vested but unexercised stock options for shares of Class A Common Stock.

        As of the Record Date, Clear Channel and its affiliates owned no shares of Class A Common Stock. However, Clear Channel and its affiliates owned all of the outstanding shares of the Company's Class B Common Stock (28,312,940 shares), which accounted for approximately a 26.1% interest in the Common Stock of the Company.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and shall qualify. The Board of Directors has designated McHenry T. Tichenor, Jr., McHenry T. Tichenor, Robert W. Hughes, James M. Raines and Ernesto Cruz as nominees, each of whom currently serves as a member of the Board of Directors. It is the intention of the persons named in the enclosed proxy to vote the shares covered by each proxy for the election of all the nominees named above. Although the Board of Directors does not anticipate that any nominees will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate. There is no cumulative voting for the Board of Directors.

        The Board of Directors recommends that each holder of Class A Common Stock vote "FOR" the election of each of the nominees listed above.

DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

        The following table sets forth information concerning the executive officers of the Company and the current directors (representing all nominees for director):

Name	Position with Company	Age
McHenry T. Tichenor, Jr.	Chairman of the Board, President and Chief Executive Officer	46
Jeffrey T. Hinson	Senior Vice President, Chief Financial Officer and Treasurer	47
Gary B. Stone	Senior Vice President and Chief Operating Officer	50
McHenry T. Tichenor	Director	69
Robert W. Hughes	Director	66
James M. Raines	Director	62
Ernesto Cruz	Director	47

        McHenry T. Tichenor, Jr. has been the Chairman of the Board, President, Chief Executive Officer, and a director of the Company since February 14, 1997. From 1981 until February 14, 1997, Mr. Tichenor was the President, Chief Executive Officer, and a director of Tichenor Media System, Inc. ("Tichenor Media"). McHenry T. Tichenor, Jr. is the son of McHenry T. Tichenor.

        Jeffrey T. Hinson has served as the Senior Vice President and Chief Financial Officer of the Company since February 14, 1997. From October 1995 until February 14, 1997, Mr. Hinson served as the Chief Financial Officer, Treasurer, and a director of Tichenor Media.

        Gary B. Stone has served as the Senior Vice President and Chief Operating Officer of the Company since March 1, 2001 and Vice President and General Manager of the Los Angeles and Houston radio stations. Mr. Stone previously served as a Vice President with Tichenor Media and started his career with Tichenor in 1985.

        McHenry T. Tichenor has been a director and an employee of the Company since February 14, 1997. From 1981 until February 14, 1997, Mr. Tichenor served as the Vice Chairman and a director of Tichenor Media. McHenry T. Tichenor is the father of McHenry T. Tichenor, Jr.

        Mr. Hughes became a director of the Company on February 14, 1997. Mr. Hughes is Chairman of Prime Management Group in Austin, Texas. In that capacity, he also serves as Chairman of Prime New Ventures and Prime II Investments and has served in such positions for more than five years. Mr. Hughes also serves as Chairman of Grande Communications. For the past 34 years, he has primarily been involved in the cable television industry.

        Mr. Raines became a director of the Company on August 5, 1996. Mr. Raines is the President of James M. Raines & Company, a private investment firm, and has served in such position for more than five years. Mr. Raines serves on the Board of Directors of Waddell & Reed Financial, Inc.

        Mr. Cruz became a director of the Company on August 5, 1996. Mr. Cruz is a Managing Director of Credit Suisse First Boston, Inc. and has served in this position for more than five years. Mr. Cruz is also head of global equity capital markets of Credit Suisse First Boston, Inc. Mr. Cruz serves on the Group Executive Board of Credit Suisse First Boston, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND CERTAIN COMMITTEES THEREOF

        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee operates pursuant to its charter adopted in 2000. The members of the Audit Committee are Messrs. Hughes (Chairman), Cruz and Raines. During the year, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board of Directors confirmed that all members of the Audit Committee are "independent" within the meaning of the NYSE's new rules. The Audit Committee held six meetings during the year ended December 31, 2001.

        The members of the Compensation Committee are Messrs. Cruz (Chairman), Hughes and Raines. The functions of the Compensation Committee are to (i) approve policies, plans and performance criteria concerning the salaries, bonuses and other compensation of the executive officers of the Company, (ii) review and approve the salaries, bonuses and other compensation of the executive officers of the Company, (iii) review the compensation programs for other key employees, including salary and cash bonus amounts, (iv) establish and review policies regarding executive officer perquisites, (v) engage experts on compensation matters, if and when the members of the Compensation Committee deem it proper or advisable to do so, and (vi) perform such other duties as shall from time to time be delegated by the Board of Directors. The Compensation Committee held three meetings during the year ended December 31, 2001.

        The Board of Directors held a total of five meetings during the last fiscal year. Each incumbent director who was a director of the Company during the year ended December 31, 2001, attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members that were held during the period such director was a member of the Board of Directors.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

        The following table sets forth information concerning the compensation of each individual who served as Chief Executive Officer during the year ended December 31, 2001, and each of the other executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the year ended December 31, 2001 (the "Named Executive Officers"):

		Annual Compensation				Long-Term Compensation
						Awards			Payouts
Other Annual Compen- sation ($)
Name And Principal Position	Year	Salary ($)	Bonus ($)			Restricted Stock Awards ($)		Options (#)	LTIP Payout ($)		All Other Compensation ($)
McHenry T. Tichenor, Jr. Chairman, President and CEO	2001 2000 1999	$300,000 300,000 265,350	$519,437 581,653 468,232	$	— — —	$	— — —	35,000 90,000 40,000	$	— — —	$1,750(1) 1,750(1) 1,850(1)
Gary B. Stone Senior Vice President COO(4)	2001 2000 1999	354,062 500,000 213,021	88,418 94,651 120,046	$	— — —	$	— — —	60,000 34,000 78,000	$	— — —	39,010(2) 7,800(3) 14,300(5)
Jeffrey T. Hinson Senior Vice President and CFO	2001 2000 1999	250,000 250,000 210,000	212,802 273,315 230,981	$	— — —	$	— — —	90,000 80,000 36,000	$	— — —	1,750(1) 1,750(1) 1,850(1)

(1)
Represents Company contributions to the 401(k) plan account of the respective employee.
(2)
Represents unqualified moving expenses which were paid by the Company.
(3)
Represents $7,550 taxable fringe benefit related to certain relocation costs paid by the Company on Mr. Stone's behalf and a $250 contribution by the Company into the 401(k) plan account of Mr. Stone.
(4)
Mr. Stone became a Senior Vice President and COO effective March 1, 2001.
(5)
Represents a taxable fringe benefit related to the use of a Company owned vehicle by Mr. Stone.

Options

        The following table sets forth certain information concerning options granted to the Named Executive Officers during the year ended December 31, 2001:

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	5% ($)	10% ($)
McHenry T. Tichenor, Jr.	35,000	4.1%	$21.52	05/15/2011	$473,683	$1,200,407
Gary B. Stone	30,000 30,000	3.6 3.6	24.40 21.52	02/09/2011 05/15/2011	460,351 406,014	1,166,619 1,028,920
Jeffrey T. Hinson	30,000 60,000	3.6 7.1	21.52 18.00	05/15/2011 11/05/2011	406,014 679,206	1,028,920 1,721,242

        The following table sets forth certain information regarding stock options exercised by the Named Executive Officers during the year ended December 31, 2001, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 2001. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the Common Stock price as of December 31, 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
	Shares Acquired on Exercise (#)	Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
McHenry T. Tichenor, Jr.	—	—	90,333	190,667	$879,269	$954,751
Gary B. Stone	—	—	55,626	183,866	532,447	675,628
Jeffrey T. Hinson	—	—	109,332	198,668	998,786	1,080,234

Employment Agreements

        On February 14, 1997, upon the closing of the Tichenor Merger, the Company entered into an Employment Agreement with McHenry T. Tichenor, Jr. to serve as President and Chief Executive Officer of the Company. Mr. Tichenor's employment agreement provides for a five year term at an annual base salary of $260,000 plus increases in the base salary and incentive compensation as determined by the Compensation Committee of the Board of Directors. Upon termination by the Company without cause or by Mr. Tichenor for good reason, the Company is obligated to pay Mr. Tichenor a lump sum amount equal to the estimated payments of salary and bonus remaining through the end of the term of the agreement. Furthermore, Mr. Tichenor's employment agreement provides that Mr. Tichenor agrees not to compete with the Company for a period of one year following the date his employment agreement is terminated.

        On April 2, 2002, the Company entered into an Amended and Restated Employment Agreement with McHenry T. Tichenor, Jr. to serve as Chairman, President and Chief Executive Officer of the Company. Mr. Tichenor's employment agreement provides for a three year term which automatically renews for an additional two year term if neither the Company nor Mr. Tichenor elect to terminate the agreement. Mr. Tichenor's annual base salary under the employment agreement is $400,000 which shall be increased annually by the Compensation Committee by at least 5%. The employment agreement also provides for Mr. Tichenor to be awarded additional bonus compensation as determined by the Compensation Committee. The employment agreement provides Mr. Tichenor with an initial grant of stock options to purchase 100,000 shares of Class A Common Stock. Upon termination of the employment agreement by the Company without cause or by Mr. Tichenor for good reason, the Company is obligated to pay Mr. Tichenor three times the amount of his then current annual base salary and prior year's bonus. Furthermore, Mr. Tichenor's employment agreement provides that Mr. Tichenor agrees not to compete with the Company for a minimum period of one year following the date his employment is terminated.

        On March 1, 2001, the Company entered into an Employment, Nonsolicitation and Arbitration Agreement with Gary Stone to serve as the Senior Vice President and Chief Operating Officer. The Agreement provides for a three-year term at an annual base salary of $262,500 plus profit sharing and a discretionary bonus. Increases in the base salary, profit sharing and discretionary bonus are to be approved by the Compensation Committee. Mr. Stone's employment agreement provides for the Company to loan him up to $1.3 million to purchase a residence in the Dallas area. The loan requires interest only payments at 6% annual interest and matures on February 28, 2006. On July 30, 2001 and September 11, 2001, the Company loaned Mr. Stone $400,000 and $767,000, respectively. Mr. Stone can borrow up to $133,000 more under the terms of the Agreement. The loans are secured by 130,000 shares of Class A Common Stock owned by Mr. Stone. Upon termination by the Company without cause, the Company is obligated to either give Mr. Stone 180 days written notice or pay 180 days base salary plus a pro rata portion of estimated bonuses, to be paid in a lump sum or six semi-monthly payments. Furthermore, Mr. Stone's employment agreement provides that Mr. Stone agrees not to compete with the Company for a period of one year following the date his employment is terminated.

        On November 5, 2001, the Company entered into an Employment, Noncompetition and Arbitration Agreement with Jeffrey T. Hinson to serve as the Senior Vice President and Chief Financial Officer. The employment agreement provides for a three-year term at an annual base salary of $300,000 and shall be increased 5% each January 1 during the term of the employment agreement. Mr. Hinson's compensation also includes profit sharing and an annual bonus. The employee's base salary, profit sharing and annual bonus shall be reviewed by the Compensation Committee not less frequently than on an annual basis. Mr. Hinson's cash compensation attributable to any calendar year (i.e., base salary and profit sharing paid during a calendar year, plus the annual bonus attributable to such calendar year, but paid the following year) during the initial employment term (including calendar year 2001) shall not be less than $600,000.

Director Compensation

        Each member of the Board of Directors other than McHenry T. Tichenor, Jr. receives an annual fee of $20,000, payable in quarterly installments which the directors may elect to receive in cash or shares of the Company's Class A Common Stock. Effective January 1, 2002, each member of the Board of Directors other than McHenry T. Tichenor, Jr. is to receive an annual fee of $50,000, payable annually in advance, which the directors may elect to receive in cash or shares of the Company's Class A Common Stock. Each non-employee director receives a one-time grant of 2,500 options of the Company's Class A Common Stock when they attend their first meeting of the Board of Directors. These options are fully exercisable commencing six months from the date of grant and expire ten years after the date of grant. The Company also reimburses directors for expenses related to attending board or committee meetings. In addition, in June 1998, March 1999, May 2000, October 2000 and May 2001 each outside director was granted options to purchase 4,000, 5,000, 6,000, 6,000 and 6,000 shares of Class A Common Stock, respectively. These options vested six months following their date of grant.

CERTAIN TRANSACTIONS

        The following transactions were entered into between the Company and certain current directors, nominees for election as directors, officers and beneficial owners of five percent or more of the Company's Common Stock.

        The Company employs McHenry T. Tichenor to consult on various matters. For the year ended December 31, 2001, Mr. Tichenor's salary was $50,000.

        Mr. Stone's employment agreement provides for the Company to loan him up to $1.3 million to purchase a residence in the Dallas area. The loan requires interest only payments at 6% annual interest and matures on February 28, 2006. On July 30, 2001 and September 11, 2001, the Company loaned Mr. Stone $400,000 and $767,000, respectively. Mr. Stone can borrow up to $133,000 more under the terms of his employment agreement. The loans are secured by 130,000 shares of Class A Common Stock owned by Mr. Stone.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

        Based solely on its review of the copies of such forms received by it, or written responses from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2001, directors, executive officers and beneficial owners of more than 10% of the Company's Class A Common Stock were in compliance with the applicable filing requirements except that one report covering one transaction was filed late by David Tichenor and one report covering one transaction was filed late by Jean Tichenor.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the

Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference therein.

        The Compensation Committee reviews the performance of the executive officers of the Company, reviews and approves the compensation of the executive officers of the Company, and reviews the compensation programs for other key employees, including salary and cash bonus amounts. The Compensation Committee currently consists of three outside directors, Ernesto Cruz, Robert W. Hughes and James M. Raines. Robert Hughes and James M. Raines are also members of the committee that awards options (the "Option Committee") under the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan").

Compensation Policies and Philosophy

        The financial success of the Company is linked to the ability of its executive officers and managers to direct the Company's current operations, and to assess the advantages of potential acquisitions, and realign the operations of the acquired entities with the operating policies of the Company. A major objective of the Company's compensation strategy is to attract and retain top-quality executive officers and managers. Another objective of the Company's compensation strategy is to reward executive officers and managers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve the Company's financial goals and to align the interests of the Company's managers with the interests of the Company's stockholders.

        In order to achieve the foregoing objectives, the Company uses a combination of base salary, cash bonuses, and stock options.

        In establishing the compensation levels for the Company's executive officers, the Compensation Committee considers a number of factors, including the level and types of compensation paid to executive officers in similar positions by comparable companies. In addition, the Compensation Committee evaluates the Company's performance by looking at factors such as performance relative to competitors, performance relative to business conditions and the success of the Company in meeting its financial objectives.

Components of Compensation

        Executive officer base salaries are established in relation to salaries for individuals in comparable positions paid by other companies in the radio broadcasting industry.

        Executive officer cash bonuses are used to provide executive officers with financial incentives to meet annual performance targets. The performance targets are based on the Company's budgeted goals pursuant to a detailed annual operating plan. Bonus recommendations for executive officers other than the Chief Executive Officer ("CEO") are proposed by the CEO, reviewed and, when appropriate, revised and approved by the Compensation Committee. The Compensation Committee also establishes the bonus level for the CEO.

        The Compensation Committee believes that equity ownership by the executive officers, managers, and other employees of the Company provides incentive to build stockholder value and aligns the interests of these employees with the interests of stockholders. Upon hiring executive officers, managers, and certain other key employees, the Option Committee, a subset of the Compensation Committee, typically approves stock option grants under the Incentive Plan, subject to applicable vesting periods. Thereafter, the Option Committee considers awarding additional grants, usually on an annual basis, under the Incentive Plan. The Option Committee believes these additional annual grants will provide incentives for executive officers, managers, and key employees to remain with the Company. Options are granted at the current market price of the Company's Class A Common Stock and, consequently, have value only if the price of the Company's Class A Common Stock increases over the exercise price. The size of the initial and periodic grants to employees other than the CEO and the executive officers are proposed by the CEO, reviewed and, when appropriate, revised and approved by the Option Committee. The Option Committee establishes the size of the initial and periodic grants to the CEO and the executive officers.

        At the 1997 Annual Meeting, the stockholders approved the Incentive Plan, which meets the requirements of Section 162(m) of the Internal Revenue Code. The Company's present intention is that awards under the Incentive Plan comply with Section 162(m).

Compensation of the CEO

        On February 14, 1997, the Company entered into an employment agreement with McHenry T. Tichenor, Jr., Chairman of the Board, President, and Chief Executive Officer of the Company, which provides an annual base salary of $260,000 which has been increased by the Compensation Committee to $300,000 for the year ended December 31, 2001. In addition, the CEO was awarded a bonus of $519,437 in consideration of his contribution to the Company's operating cash flow performance, and the Company's achievement of certain other goals and objectives set by the Board of Directors. See "Employment Agreements." The Compensation Committee reviews the performance of the CEO of the Company, as well as other executive officers of the Company annually.

                          Respectfully submitted,

                          Compensation Committee
                          Ernesto Cruz, Chairman
                          Robert W. Hughes
                          James M. Raines

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        The graph below compares the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Broadcasting Index for TV, Radio and Cable for the period commencing on September 30, 1996 and ending on December 31, 2001. The data set forth below assumes the value of an investment in the Company's Class A Common Stock and each Index was $100 on September 30, 1996.

COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
AMONG HISPANIC BROADCASTING CORPORATION, THE S & P 500 INDEX
AND THE S & P BROADCASTING (TV, RADIO, CABLE) INDEX

*
$100 INVESTED ON 9/30/1996 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
YEAR ENDING DECEMBER 31.

	Sep 96	Dec 96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01
Hispanic Broadcasting Corporation	100.00	72.21	214.33	225.79	422.78	233.81	233.81
S & P 500	100.00	108.34	144.48	185.77	244.86	204.39	180.10
S & P Broadcasting (TV, Radio & Cable)	100.00	103.80	170.77	264.92	462.80	334.22	319.57

PROPOSAL TWO
PROPOSAL TO AMEND THE COMPANY'S
1997 EMPLOYEE STOCK PURCHASE PLAN

General

        On March 5, 1997, the Company's Board of Directors adopted and the stockholders subsequently approved the 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"). A total of 400,000 shares of Class A Common Stock are reserved for issuance under the Stock Purchase Plan. As of April 24, 2002, 125,731 shares of Class A Common Stock have been issued under the Stock Purchase Plan and 274,269 shares remain available for issuance. The purpose of the Stock Purchase Plan is to provide employees of the Company with an opportunity to purchase Class A Common Stock of the Company through payroll deductions. The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code (the "Code"). See "Federal Income Tax Consequences" below.

Amendment to the Stock Purchase Plan

        On April 15, 2002, the Company's Board of Directors approved the Second Amended and Restated 1997 Employee Stock Purchase Plan (the "Amended Stock Purchase Plan") which amended the eligibility and the holding period provisions of the Stock Purchase Plan.

        At the Annual Meeting, the stockholders of the Company will be asked to approve the Amended Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares of outstanding Class A Common Stock of the Company, present or represented, and entitled to vote at the Annual Meeting is required to approve the Amended Stock Purchase Plan. The Stock Purchase Plan and amendments are summarized below.

        Any persons who have been employed by the Company for at least 12 months (subject to certain other limitations and requirements) are currently eligible to participate in the Stock Purchase Plan. The Board of Directors has amended the Stock Purchase Plan, subject to stockholder approval, to allow for immediate eligibility upon employment by the Company (subject to certain other limitations and requirements). See "—Eligibility" below.

        Currently, an employee may not request the Company to deliver a stock certificate representing shares of stock held by the Company under the Stock Purchase Plan on behalf of such employee until at least two years have passed from the beginning of the offering period under which such shares were offered and until at least one year has passed from the date such shares were purchased. The Board of Directors has amended the Stock Purchase Plan, subject to stockholder approval, to allow employees to request the Company to deliver a stock certificate representing shares of stock held by the Company under the Stock Purchase Plan on behalf of such employee after one year has passed from the date such shares were purchased. See "—Holding Period" below.

        The Board of Directors believes that the grant of equity incentives is an essential component of compensation and is standard and expected in the Company's industry. The ability to attract new employees and retain current employees is a critical element of in the Company's strategy for future growth. With these matters in mind, the Board of Directors has deemed it prudent to amend the Stock Purchase Plan, subject to stockholder approval, as described above.

The Stock Purchase Plan is summarized below:

Administration

        The Stock Purchase Plan is administered by the Compensation Committee of the Company's Board of Directors. All questions of interpretation of the Stock Purchase Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

Eligibility

        Any persons (including officers of the Company) who have been employed by the Company for at least 12 months and who are employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week and at least five months in a calendar year are eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees may become participants in the Stock Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date.

        The Amended Stock Purchase Plan changes the eligibility period to immediate eligibility upon employment by the Company for individuals who are employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week and at least five months in a calendar year.

Offering Dates

        The offering periods commence on January 16th and July 16th of each year. The Compensation Committee may alter the duration of the offering periods without stockholder approval.

Purchase Price

        The purchase price per share at which shares of Class A Common Stock are sold are the lower of 85% of the fair market value of the Class A Common Stock on the first day of each six-month offering period and 85% of the fair market value of the Class A Common Stock on the last day of each six-month offering period. The fair market value of the Class A Common Stock on a given date will be the last sales price of the Class A Common Stock on the New York Stock Exchange on such date.

Payment of Purchase Price; Payroll Deductions

        The purchase price of the shares of Class A Common Stock to be purchased are accumulated by payroll deductions during each offering period. The deductions may not exceed 15% of a participant's eligible compensation, which is defined in the Stock Purchase Plan to include the regular straight time gross salary in effect at the beginning of the offering period, including any payments for overtime, bonuses, commissions or incentive compensation. A participant may discontinue his participation in the Stock Purchase Plan at any time during the offering period. Payroll deductions will commence on the first payday on or following the first day of the offering period, and continue until terminated as provided in the Stock Purchase Plan.

Purchase of Stock; Exercise of Option

        The maximum number of shares placed under option to a participant in an offering under the Stock Purchase Plan will be that number determined by dividing the amount of the participant's total payroll deductions to be accumulated during the offering period (not to exceed an amount equal to 15% of the participant's actual eligible compensation at the beginning of the offering period) by the purchase price per share. Unless a participant withdraws from the Stock Purchase Plan, such participant's option for the purchase of shares will be exercised automatically at the end of each offering period for the maximum number of shares at the applicable price.

        Notwithstanding the foregoing, no employee of the Company will be permitted to subscribe for shares of Class A Common Stock under the Stock Purchase Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Stock Purchase Plan or pursuant to any other options), nor will any employee be granted an option which would permit the employee to buy pursuant to the Stock Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any offering period.

Withdrawal

        A participant's interest in a given offering under the Stock Purchase Plan may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Stock Purchase Plan. A participant may elect to withdraw at any time. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant's interest in that offering.

Holding Period

        After a period of at least two years from the date of grant (the beginning of the offering period) and a period of at least one year from the date of exercise of an option to purchase shares pursuant to the Stock Purchase Plan, an employee may request the Company to deliver a stock certificate representing the aggregate whole number of shares of stock then held by the Company under the Stock Purchase Plan on behalf of the individual.

        The Amended Stock Purchase Plan changes the holding period to a period of at least 12 months from the date of exercise that an employee may request the Company to deliver a stock certificate representing the aggregate whole number of shares of stock then held by the Company under the Amended Stock Purchase Plan on behalf of the individual.

Capital Changes

        In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Class A Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Company's Board of Directors or the Compensation Committee in the shares subject to purchase under the Stock Purchase Plan and in the purchase price per share.

Nonassignability

        No rights or accumulated payroll deductions of a participant under the Stock Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

Amendment and Termination of the Stock Purchase Plan

        The Board of Directors may at any time amend or terminate the Stock Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. In addition, no amendment may be made to the Stock Purchase Plan without prior approval of the stockholders of the Company if such amendment would require stockholder approval under Rule 16b-3 promulgated by the Securities and Exchange Commission.

Federal Income Tax Consequences

        The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant's holding period. If the shares have been held by the participant for more than two years after the date of the option grant, the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the shares at the date of the option grant over the purchase price will be treated as ordinary income, and any further gain or loss will be treated as long-term capital gain or loss. If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. Different rules may apply with respect to optionees subject to Section 16 of the Exchange Act. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant.

        The foregoing brief summary of the effect of federal income taxation upon the participants and the Company with respect to the purchase of shares under the Stock Purchase Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss tax consequences of a participant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

        The Board of Directors recommends that stockholders vote "FOR" the approval of the Second Amended and Restated 1997 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference therein.

        We have reviewed and discussed with management, the Company's audited financial statements as of and for the year ended December 31, 2001. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with the Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                      Audit Committee
                      Robert W. Hughes, Chairman
                      Ernesto Cruz
                      James M. Raines

PROPOSAL THREE
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Company's financial statements for the year ended December 31, 2001, have been audited by KPMG LLP, independent certified public accountants. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.

        The Board has appointed KPMG LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2002. Unless otherwise directed, the persons named in the accompanying proxy will vote in favor of the ratification of the appointment of KPMG LLP.

        The Board recommends that the holders of Class A Common Stock vote "FOR" the ratification of KPMG LLP as auditors for the year ending December 31, 2002.

ACCOUNTANTS' FEES

        For the year ended December 31, 2001, the Company paid KPMG LLP, its independent auditors, the following amounts:

Audit and review fees	$144,195
Financial information systems design and implementation fees	$—
All other fees	$62,680

        The Audit Committee concluded that the above mentioned non-audit services did not adversely impact the independence of KPMG LLP.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        The Bylaws of the Company provide a procedure for stockholder proposals and stockholder nominations for election of directors. That procedure provides that any stockholder intending to present a proposal or nomination for election of one or more directors at an annual meeting must deliver a written notice to the Company's Corporate Secretary at the Company's principal executive offices not less than 60 days nor more than 120 days before the date of such annual meeting; provided, however, that in the event that the first public disclosure (whether by mailing of a notice to stockholders or to an exchange on which the Common Stock of the Company is listed or to the New York Stock Exchange, by press release or otherwise) of the date of the annual meeting is made less than 65 days prior to the date of the meeting, notice by the stockholder will be timely received not later than the close of business on the tenth day following the day on which such public disclosure was first made.

        Any such notice from a stockholder to the Company's Corporate Secretary must contain (i) the name and address of that stockholder as they appear on the Company's books (and, if the nomination or proposal in question is made on behalf of a beneficial owner of Common Stock, the name and address of that beneficial owner), (ii) the number of shares of each class of the Company's stock beneficially owned by that stockholder and (iii) such other information relating to the stockholder or the nomination required to be disclosed under the rules of the Securities and Exchange Commission. If the stockholder's notice to the Company's Corporate Secretary proposes to nominate one or more individuals for election or re-election as a director, that notice must also include for each such individual all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including that individual's written consent to being named in the proxy statement as a nominee and to serve as a director if elected). If the stockholder's notice to the Corporate Secretary proposes to bring other business before the annual meeting, that notice must include a reasonably detailed description of (i) that business, (ii) the reasons for conducting that business at the annual meeting, and (iii) any material interest of the stockholder in that business (and by the beneficial owner, if any, on whose behalf the proposal is made). If a stockholder proposal or nomination is not made in accordance with the procedure set forth above, the Chairman of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that the proposed business or nomination was not properly brought before the annual meeting in accordance with the procedures set forth in the Bylaws and direct that the business not be transacted or that the defective nomination be disregarded.

        In order for a stockholder proposal to be included in the Board of Directors' Proxy Statement for the next annual meeting of stockholders, such proposal must be submitted in writing and must be received at 3102 Oak Lawn, Suite 215, Dallas, Texas 75219, Attention: Corporate Secretary, no later than the close of business on December 31, 2002.

ANNUAL REPORT

        The Company's Annual Report on Form 10-K containing its financial statements for the year ended December 31, 2001, has been mailed concurrently herewith. The Annual Report to Stockholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any stockholder who does not receive a copy of such Annual Report on Form 10-K may obtain one by writing to the Company.

REPORT FILED WITH SECURITIES AND EXCHANGE COMMISSION

        Any beneficial owner of securities of the Company whose proxy is hereby solicited may request and receive without charge a copy of the Company's Annual Report on Form 10-K, including the financial statements thereto, but excluding exhibits and schedules, filed with the Securities and Exchange Commission. Such request should be addressed to: Hispanic Broadcasting Corporation, 3102 Oak Lawn, Suite 215, Dallas, Texas 75219, Attention: Corporate Secretary.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                      By Order of the Board of Directors

                      McHenry T. Tichenor, Jr.
                       Chairman of the Board

Dallas, Texas
April 29, 2002

HISPANIC BROADCASTING CORPORATION

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held June 4, 2002

        The undersigned hereby appoints McHenry T. Tichenor, Jr. and Jeffrey T. Hinson, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Class A Common Stock of HISPANIC BROADCASTING CORPORATION standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said Company to be held in New York, New York on June 4, 2002 at 3:00 p.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

        This undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the 2001 Annual Report on Form 10-K and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

                                                                                            HISPANIC BROADCASTING CORPORATION

(Continued and to be dated and signed on the reverse side.)

        This Proxy, when properly executed, will be voted in the manner directed herein. In the absence of specific directions to the contrary, this proxy will be voted "for" the election of the Directors named below, "for" the approval of the Second Amended and Restated 1997 Employee Stock Purchase Plan and "for" the ratification of the Company's accountants for the year ending December 31, 2002.

1.	Election of Directors	FOR all five nominees listed below ☐ WITHHOLD AUTHORITY to vote for all five nominees below ☐ EXCEPTIONS* ☐
Nominees: McHenry T. Tichenor, Jr. McHenry T. Tichenor Robert W. Hughes James M. Raines Ernesto Cruz
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.) *Exceptions:

2.	Approval of the Second Amended and Restated 1997 Employee Stock Purchase Plan.
FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	Ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2002.
FOR ☐ AGAINST ☐ ABSTAIN ☐
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

        Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated: ________________________, 2002

____________________________________
Stockholder's signature

____________________________________
Stockholder's signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 4, 2002
INFORMATION CONCERNING SOLICITATION AND VOTING
STOCKHOLDERS' VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF
EXECUTIVE COMPENSATION AND OTHER MATTERS
  Summary Compensation Table
  Options
  Employment Agreements
  Director Compensation
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  Compensation Policies and Philosophy
  Components of Compensation
  Compensation of the CEO
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
PROPOSAL TWO PROPOSAL TO AMEND THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN
  General
  Amendment to the Stock Purchase Plan
  The Stock Purchase Plan is summarized below
  Administration
  Eligibility
  Offering Dates
  Purchase Price
  Payment of Purchase Price; Payroll Deductions
  Purchase of Stock; Exercise of Option
  Withdrawal
  Holding Period
  Capital Changes
  Nonassignability
  Amendment and Termination of the Stock Purchase Plan
  Federal Income Tax Consequences
REPORT OF THE AUDIT COMMITTEE
PROPOSAL THREE RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ACCOUNTANTS' FEES
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
ANNUAL REPORT
REPORT FILED WITH SECURITIES AND EXCHANGE COMMISSION
OTHER MATTERS